EXHIBIT 4.9

MULTIPLE OBLIGATIONS MORTGAGE AND ASSIGNMENTS OF LEASES AND RENTS BY THE OLD EVANGELINE DOWNS, L.L.C.	* * * * *	UNITED STATES OF AMERICA STATE OF IOWA COUNTY OF DUBUQUE

BE IT KNOWN, on the 6th day of August, 2009;

BEFORE ME, the undersigned notary public, duly qualified in and for the state and county/parish aforesaid, and in the presence of the undersigned competent witnesses;

PERSONALLY CAME AND APPEARED:

THE OLD EVANGELINE DOWNS, L.L.C., a Louisiana limited liability company, whose taxpayer identification number is 72-1280511 and whose mailing address is P.O. Box 90270, Lafayette, Louisiana 70509-0270, appearing herein by and through its undersigned representative, duly authorized pursuant to a resolution of its members, a certified extract of which is attached hereto as Exhibit A;
WHO DECLARED THAT:
This Multiple Obligations Mortgage and Assignment of Leases and Rents (the “Mortgage”) is made as of August 6, 2009, by The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (the “Company”), in favor of U.S. Bank National Association, as collateral agent (the “Collateral Agent”) under the Indenture dated as of the date hereof (the “Indenture”) among Peninsula Gaming, LLC, a Delaware limited liability company (“PGL”), Peninsula Gaming Corp., a Delaware corporation (“PGC” and, together with PGL, the “Issuers”), the Company, as guarantor, and each other Subsidiary Guarantor (as defined therein) party thereto, and U.S. Bank National Association, as Trustee and Collateral Agent.

RECITALS

WHEREAS, the Company is the sole owner of (i) a fee simple interest for certain premises located in St. Landry Parish and West Baton Rouge Parish, Louisiana and more particularly described on Exhibit B attached hereto (hereinafter referred to as the “Real Property”); and

WHEREAS, pursuant to the Indenture the Issuers have issued their 8.375% Senior Secured Notes due 2015 (together with any replacements thereof as provided in the Indenture

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and as the same may be amended or supplemented from time to time hereafter, the “Notes”) in the initial aggregate principal amount of $240,000,000, subject to increase as provided in the Indenture and maturing on August 15, 2015.  The Indenture provides that to secure performance by the Company of its obligations under the Indenture, including the guarantee of payment of the Notes, the Company will execute and deliver this Mortgage to the Collateral Agent.  The Indenture, this Mortgage, the Security Documents and any other document referred to in or made with reference to the Notes are hereby incorporated by reference, and are sometimes collectively referred to as “Transaction Documents.”  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

GRANTING CLAUSES

NOW, THEREFORE, in consideration of ten dollars and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, and to secure the Obligations, including, without limitation, the following:

(i)        the Company’s guarantee of payment when due of indebtedness evidenced by the Notes in the maximum principal sum of $240,000,000 payable to the order of the Holders, bearing interest as set forth in the Indenture and maturing on August 15, 2015, such date being the “Maturity Date,” and any notes exchanged for the Notes or issued in replacement of the Notes (in each case pursuant to the terms of the Indenture), including, without limitation, all accrued and unpaid interest thereon, and premiums and penalties, if any, thereon, including late payment charges and Additional Interest (as defined in Section 5.2 hereof),

(ii)        the Company’s guarantee of payment if and when due of (a) the Change of Control Payment (as defined in Section 4.15 of the Indenture), in an amount not to exceed such amount calculated in accordance with Section 4.15 of the Indenture, and (b) amounts due in connection with an Excess Proceeds Offer (as defined in Section 4.13 of the Indenture) in an amount not to exceed such amount calculated in accordance with Section 4.13 of the Indenture, in either case together with interest thereon as set forth in the Indenture, and premiums and penalties, if any, thereon,

(iii)        all other sums that may or shall become due hereunder, in connection with the Notes or under the other Transaction Documents, including the costs and expenses of enforcing any provision of any of the foregoing documents or any extensions or modifications of the Notes or any substitutions therefor,

(iv)        the reimbursement to the Collateral Agent of all monies which may be advanced as herein provided and of any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred or paid on account of any litigation at law or in equity that may arise in respect of this Mortgage or the obligations secured hereby or the lands and premises and other property herein mentioned or in obtaining possession of said lands and premises and other property after any sale that may be made as hereinafter provided,

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(v)        the payment by the Company to the Collateral Agent of all sums, if any, as may be duly expended or advanced by the Collateral Agent in the performance of any obligation of the Company as provided hereunder,

(vi)        the payment of any and all other indebtedness that this Mortgage by its terms secures and

(vii)        the performance and observance of the covenants, agreements and obligations of the Company contained herein and in the other Transaction Documents

(all obligations and sums included in the foregoing clauses (i), (ii), (iii), (iv), (v), (vi) and (vii) being hereinafter collectively referred to as the “Secured Obligations”), and in order to charge with such performance and with such payments said lands and premises and other property hereinafter described and the rents, revenues, issues, income and profits thereof, the Company does hereby mortgage, affect, hypothecate, to inure to the use and benefit of the Collateral Agent (as collateral agent under the Indenture), and its successors and assigns, all right, title and interest of the Company now or hereafter owned or leased, in, to or under, or derived from each and all of the following properties, estates, rights, titles and interests (collectively, the “Mortgaged Property”):

(a)           the Real Property and all tenements, hereditaments, appurtenances, estates and rights in and to any of the Real Property and all component parts of the Real Property;

(b)           all buildings, improvements and other structures now or hereafter located on any of the Real Property (the “Improvements”);

(c)           all of the Company’s right, title and interest in and to all servitudes, easements, rights-of-way, gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, title, interests, privileges, liberties, prescriptions, advantages and appurtenances of any nature whatsoever, in any way belonging, relating or pertaining to any of the Real Property or the Improvements;

(d)           all of the Company’s right, title and interest in and to any right to purchase, or to use and occupy, any land adjacent to any of the Real Property and any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining any of the Real Property;

(e)           all of the Company’s right, title and interest, to all machinery, apparatus, equipment, fittings, fixtures and other property of every kind and nature whatsoever now or hereafter located upon any of the Real Property or the Improvements, and all component parts of any building or other construction located on any of the Real Property or appurtenances thereto, and used in connection with the operation and occupancy of any of the Real Property or the Improvements, and all building equipment, material and supplies of any nature whatsoever now or hereafter located in or upon any of the Real Property or the Improvements, including, without limitation, all metals, lumber and lumber

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products, bricks, stones, building blocks, sand, cement, roofing materials, paint, doors, windows, hardware, wires, wiring and other building materials and any building equipment, materials and supplies obtained for use in connection with any of the Real Property or the Improvements and all additions, replacements, modifications and alterations of any of the foregoing, including, but without limiting the generality of the foregoing, all heating, lighting incinerating and power equipment, engines, pipes, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating and communications apparatus, air cooling and air conditioning apparatus, elevators, ducts and compressors and all other equipment and fixtures (collectively, the “Fixtures”).  The Company acknowledges that all Fixtures are part and parcel of the real estate and appropriated to the use of the real estate and, whether or not affixed or annexed to the Improvements, shall for the purpose of this Mortgage be deemed conclusively to be real estate and mortgaged hereby;

(f)           all of the Company’s right, title and interest to all plans and specifications for the Real Property and the Improvements, all contracts with architects and engineers responsible for the design of the Improvements, the preparation or evaluation of any of such plans and specifications or the supervision of the construction of any of the Improvements, all contracts to which the Company is now or hereafter a party providing for the connection therewith or the furnishing or installation of any Fixtures or other personal property in connection therewith, all contracts to which the Company is now or hereafter a party providing for the management of the construction of any of the Improvements, all rights of the Company as a third party beneficiary under all contracts and subcontracts pertaining to the Real Property or the Improvements as to which the Company is not a party, all payment and performance bonds relating to the Real Property or the Improvements and all other contracts and agreements related to the design, management, construction, equipping and development of the Real Property or the Improvements (collectively, the “Construction Documents”);

(g)           all of the Company’s right, title and interest to all awards or payments, and any interest paid or payable with respect thereto, that may be made with respect to all or any portion of the Real Property, the Improvements or the Fixtures, whether from the exercise of right of condemnation, eminent domain or similar proceedings (including any transfer made in lieu of the exercise of said right), or from any taking for public use, or for any other injury to or decrease in the value of all or any portion of the Real Property, the Improvements or the Fixtures, or as a result of the exercise by any governmental authority of any right or option to purchase any of the Real Property, all of the foregoing to be held, applied and paid in accordance with the provisions of this Mortgage (collectively, the “Eminent Domain Awards”);

(h)           all of the Company’s right, title and interest to all proceeds of, and any unearned premiums on, any insurance policies covering all or any portion of the Real Property, the Improvements or the Rents (as hereinafter defined), including, without limitation, the right to receive and apply the proceeds of any insurance, judgments, or settlements made in lieu thereof, for damage to all or any portion of the Real Property or the Improvements and any interest actually paid with respect thereto, all of the foregoing to be held, applied and paid in accordance with the provisions of this Mortgage (collectively, the “Insurance Proceeds”);

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(i)           all of the Company’s right, title and interest as lessor or landlord to all leases and other agreements affecting the use or occupancy of any of the Real Property or the Improvements now in effect or hereafter entered into (including, without limitation, subleases (including licenses, concessions, tenancies and other occupancy agreements covering or encumbering all or any portion of the Real Property or the Improvements), but excluding any licenses and permits to the extent not assignable under applicable law, including without limitation, liquor and gaming licenses, together with any modifications, extensions or renewals of the same (collectively, the “Space Leases”) and the rents, revenues, issues, income, products and profits of the Real Property and the Improvements, including, without limitation, any security deposits or other funds deposited with the Company pursuant to the Space Leases (collectively, the “Rents”), together with any guarantees of the Space Leases or Rents delivered to the Company from time to time, and any modifications, extensions and renewals of any such guarantees, together with the right, but not the obligation, to exercise options, to give consents and to collect, receive and receipt for the Rents and apply the Rents to the payment of the Secured Obligations and to demand, sue for and recover the Rents (when due and payable), subject to a license in favor of the Company in respect thereof prior to the occurrence of an Event of Default (as defined in Section 5.1 hereof); and

(j)           any and all other, further or additional rights, title, estates and interests of the Company in and to any of the Real Property or the Improvements or the Fixtures, and all renewals, substitutions and replacements of and all additions and appurtenances to any of the Real Property or the Improvements or the Fixtures or constructed, assembled or placed on any of the Real Property or the Improvements, and all conversions of the assemblage, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Company, shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Company, the Company expressly agreeing that if the Company shall at any time acquire any other right, title, estate or interest in and to any of the Real Property, the Improvements or the Fixtures, the lien of this Mortgage shall automatically attach to and encumber such other right, title, estate or interest as a lien thereon.

AND, as additional security, the Company hereby grants to the Collateral Agent a continuing security interest in (a) the Fixtures, (b) the Construction Documents, (c) the Insurance Proceeds, (d) the Eminent Domain Awards, (e) the Space Leases, (f) the Rents, (g) all proceeds of the foregoing, (h) all proceeds of any of the Real Property and the Improvements, and (i) the rights described in clauses “c” and “d” of the definition of Mortgaged Property herein ((a)-(i), collectively, the “Security Interests Property”) and this Mortgage shall be effective as a security agreement pursuant to the Uniform Commercial Code as enacted and in effect in the state in which any of the Real Property is located (the “Code”).

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Notwithstanding any other provision of this Mortgage, the maximum amount of Secured Obligations secured hereby shall be limited to $240,000,000 (the “Maximum Amount”).

HABENDUM

TO HAVE AND TO HOLD the Mortgaged Property, the rights and privileges hereby conveyed or assigned, or intended so to be, unto the Collateral Agent (as collateral agent under the Indenture), its successors and assigns, forever for the uses and purposes and subject to the terms and conditions herein set forth.

SUBJECT, HOWEVER, to Permitted Liens.

PROVIDED NEVERTHELESS, should the Company pay and perform all the Secured Obligations in accordance with the Indenture and the Security Documents, then these presents will be of no further force and effect, and this Mortgage shall be satisfied by the Collateral Agent, at the expense of the Company.

The Company FURTHER agrees as follows:

ARTICLE 1
COVENANTS

1.1.                      Performance of Obligations.  The Company shall pay and perform the Secured Obligations.  Time is of the essence hereof.

1.2.                      Further Assurances.  If the Collateral Agent requests, the Company shall sign and deliver and cause to be recorded as the Collateral Agent shall reasonably direct any further mortgages, instruments of further assurance, certificates and other documents as the Collateral Agent may consider reasonably necessary or desirable in order to perform, perfect, continue, and preserve the obligations of the Company under the Transaction Documents.  The Company further agrees to pay to the Collateral Agent, upon demand, all costs and expenses incurred by the Collateral Agent in connection with the preparation, execution, recording, filing and refiling of any such documents, including attorneys’ fees and title opinion or title insurance costs.

1.3.                      Operation and Maintenance; Compliance with Laws.  The Company shall cause the Mortgaged Property to be maintained in normal working order and condition, reasonable wear and tear excepted, and the Company shall make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, as shall be reasonably necessary for the proper conduct of the business of the Company.  The Company shall comply or cause compliance with all laws, ordinances and regulations of any governmental authority with reference to the Mortgaged Property and the manner of using or operating the same, including any Environmental Laws or Regulations and Accessibility Regulations, as hereafter defined, and with any restrictive covenants affecting the title to the Mortgaged Property, and with the terms of all insurance policies relating to the Mortgaged Property.

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1.4.                      Payment of Utilities, Impositions, Liens.  The Company shall pay or cause to be paid when due all charges or fees for utilities and services supplied to the Mortgaged Property.  The Company, at least five (5) days before any penalty attaches thereto, shall pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies (collectively, “Impositions”) imposed upon or against it, its income or profits, the Mortgaged Property or rents therefrom, or upon or against the Secured Obligations, or upon or against the interest of the Collateral Agent in the Mortgaged Property or the Secured Obligations, except Impositions measured by the income of the Collateral Agent.  The Company shall provide evidence of such payment at the Collateral Agent’s request.  This Mortgage is and shall be maintained by the Company as a valid mortgage lien and security interest in the Mortgaged Property, subject only to the Permitted Liens and such other matters as may be expressly permitted under the Indenture.  Except as otherwise provided in the Indenture, the Company shall not, directly or indirectly, create or suffer, or permit to be created or suffered, against the Mortgaged Property or any part thereof, and the Company will promptly discharge any Lien or other Imposition that may affect the Mortgaged Property or any part thereof, or any interest therein, except the Permitted Liens.  If any Lien not permitted hereunder is filed, the Company will cause the same to be discharged pursuant to the terms of the Indenture.

1.5.                      Insurance.

(a)           The Company shall maintain insurance on the Mortgaged Property as specified in Section 4.18 of the Indenture.

(b)           In the event that the Company fails to keep the Real Property and the Improvements insured in compliance with this Section, the Collateral Agent may, but shall not be obligated to, obtain insurance and pay the premiums therefor, and the Company shall, on demand, reimburse the Collateral Agent for all sums advanced and expenses incurred in connection therewith.  Such sums and expenses, together with interest thereon at the Additional Interest Rate, shall be deemed part of the Secured Obligations and secured by the lien of this Mortgage.

(c)           Subject to the provisions of Section 3.1 hereof, nothing contained in this Section or elsewhere in this Mortgage shall relieve the Company of its duty to maintain, repair, replace or restore the Improvements or the Fixtures or rebuild the Improvements, from time to time, in accordance with the applicable provisions of the Transaction Documents, and nothing in this Section or elsewhere in this Mortgage shall relieve the Company of its duty to pay the Secured Obligations, which shall be absolute, regardless of the occurrence of damage to, destruction of or condemnation of all or any portion of the Mortgaged Property.

1.6.                      Books and Records: Financial Information.  The Company shall (i) keep complete and accurate books and records with respect to the Mortgaged Property; (ii) permit the Collateral Agent to inspect such books and records during normal business hours and make copies thereof at the Collateral Agent’s expense; and (iii) provide the Collateral Agent such information as the Collateral Agent may from time to time reasonably request concerning the operations and financial affairs of the Company and the Mortgaged Property, including, if requested, audited annual financial statements and quarterly operating statements.

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1.7.                      Mortgage, Sale, Lease of the Mortgaged Property.

(a)           Except as otherwise expressly permitted under the Transaction Documents or as otherwise expressly permitted hereunder, the Company will not, now or in the future, mortgage, pledge or encumber or place any Lien or encumbrance (or permit the same to exist) on the Mortgaged Property, or any part thereof, without the prior written consent of the Collateral Agent, except for Permitted Liens.

(b)           Except as otherwise expressly permitted under the Transaction Documents or as otherwise expressly permitted hereunder, the Company shall not sell, convey, transfer or otherwise alienate in any manner, whether directly or indirectly, any right, title or interest in the Mortgaged Property, or any part thereof except as expressly permitted under the Indenture, without obtaining in each such instance the prior written consent of the Collateral Agent.

(c)           Except as otherwise expressly permitted under the Transaction Documents or as otherwise expressly permitted hereunder, the Company shall not, without the Collateral Agent’s prior consent, which consent will not be unreasonably withheld, enter into any agreement with or conveyance to any other person or entity permitting the use of any excess development rights that might otherwise be used by the Company in expanding, altering, reconstructing, replacing or otherwise improving the Improvements or making any other improvements on the Mortgaged Property, or otherwise permit or suffer any change of the zoning of the Mortgaged Property or the use that may be made thereof.

1.8.                      Environmental - ADA.  The Company agrees:

(a)           Except for reasonable quantities of substances normally used for maintenance or operation of the Mortgaged Property which are used, stored and disposed of in compliance with all applicable Environmental Laws or Regulations (as defined below), the Company shall not, nor shall it permit others to, place, store, locate, generate, produce, create, process, treat, handle, transport, incorporate, discharge, emit, spill, release, deposit or dispose of any Hazardous Substance (as defined below) in, upon, under, over or from the Mortgaged Property.  The Company shall cause all Hazardous Substances found on or under the Mortgaged Property, which are not permitted under the foregoing sentence, and which exist in quantities or locations which violate, or require notification, investigation or remedial action pursuant to, applicable Environmental Laws or Regulations, to be properly removed therefrom and properly disposed of at another location at the Company’s cost and expense.  The Company shall not install or permit to be installed any underground storage tanks on or under the Mortgaged Property.  If the Collateral Agent shall reasonably request, the Company shall at its cost obtain and deliver to the Collateral Agent an environmental review, audit, assessment and/or report relating to the Mortgaged Property or shall have any previously delivered materials updated and/or amplified, by an engineer or scientist acceptable to the Collateral Agent.

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(b)           If the Collateral Agent shall reasonably request, the Company shall at its cost and expense obtain and deliver to the Collateral Agent an environmental review, audit, assessment and/or report relating to the Mortgaged Property or shall have any previously delivered materials updated and/or amplified, by an engineer or scientist acceptable to the Collateral Agent.

(c)           The Company shall comply with all Accessibility Regulations (as defined below) which are applicable to the Mortgaged Property.  If the Collateral Agent shall reasonably request, the Company shall at its cost obtain and deliver to the Collateral Agent an Accessibility Regulation compliance report relating to the Mortgaged Property or shall have any previously delivered materials updated and/or amplified, by a qualified consultant acceptable to the Collateral Agent.

(d)           The Company shall, promptly after obtaining actual knowledge thereof, give notice to the Collateral Agent of: (i) any activity in violation of any applicable Environmental Laws or Regulations on or relating to the Mortgaged Property, (ii) any governmental or regulatory actions instituted or threatened under any Environmental Laws or Regulations or any Accessibility Regulations affecting the Mortgaged Property, (iii) all claims made or threatened by any third party against the Mortgaged Property relating to any Hazardous Substance or a violation of any Environmental Laws or Regulations or any Accessibility Regulations, (iv) discovery by any the Company of any occurrence or condition on or under the Mortgaged Property or on or under any real property adjoining or in the vicinity of the Mortgaged Property which could subject the Company, the Collateral Agent or the Mortgaged Property to a claim under any Environmental Laws or Regulations or Accessibility Regulations, and (v) discovery by the Company of any presence of Hazardous Substances of a type or in a quantity or location that could require notification, investigation or remedial action pursuant to applicable Environmental Laws or Regulations.  Any such notice shall include copies of any written materials received by the Company.

(e)           Any investigation, remedial or corrective action taken with respect to the Mortgaged Property shall be done under the supervision of a qualified consultant, engineer or scientist acceptable to the Collateral Agent who shall, at the Company’s cost and expense and at the completion of such investigation or action, provide a written report of such investigation or action to the Collateral Agent.

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(f)           If the Mortgaged Property has, or is suspected to have, asbestos or asbestos containing materials (“ACM”) which, due to its condition, location and/or planned building renovation or demolition, is recommended to be abated by repair, encapsulation, removal or other action, the Company shall at its cost and expense promptly carry out the recommended abatement action.  If the recommended abatement includes removal of ACM, the Company shall cause the same to be removed and disposed of offsite by a licensed and experienced asbestos removal contractor, all in accordance with Environmental Laws or Regulations.  Upon completion of the recommended abatement action, the Company shall deliver to the Collateral Agent a certificate, signed by an officer of the Company and the consultant overseeing the abatement action, certifying to the Collateral Agent that the work has been completed in compliance with all applicable laws, ordinances, codes and regulations (including without limitation those regarding notification, removal and disposal) and that no airborne fibers beyond permissible exposure limits remain on site.  The Company shall develop and implement an Operations and Maintenance Program (as contemplated by Environmental Protection Agency guidance document entitled “Managing Asbestos In Place: A Building Owner’s Guide to Operations and Maintenance Programs for Asbestos—Containing Materials”) for managing in place any ACM in the Mortgaged Property.  The Company shall deliver a complete copy of such Operations and Maintenance Program to the Collateral Agent and certify to the Collateral Agent that such Program has been implemented.

(g)           After an Event of Default, or if at any time there is a reasonable basis to believe that a violation of Environmental Laws or Regulations may have occurred on the Mortgaged Property or pursuant to Section 1.8(a), the Collateral Agent shall have the right, after ten (10) days’ prior written notice to the Company, to have an environmental review, audit, assessment, testing program and/or report with respect to the Mortgaged Property performed or prepared by an environmental engineering firm selected by the Collateral Agent.  The Company shall reimburse the Collateral Agent for the cost incurred for each such action within ten (10) days following demand therefor by the Collateral Agent.  The amount shall accrue interest at the Additional Interest Rate (as defined in Section 5.2) from and including the date of disbursement by the Collateral Agent through the date of payment by the Company.

For purposes of this Mortgage, the following definitions shall apply:

“Environmental Laws or Regulations” means and includes the Federal Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec.Sec. 9601 et seq.; the Federal Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sec.Sec. 6901 et seq.; the Clean Water Act, 33 U.S.C. Sec.Sec. 1321 et seq.; the Clean Air Act, 42 U.S.C. Sec.Sec. 7401 et seq.; the Louisiana Environmental Quality Act (La. R.S. 30:2001-2496), including but not limited to, the Louisiana Air Control Law (La. R.S. 30:2051-2065); the Louisiana Water Control Law (La. R.S. 30:2071-2089); the Louisiana Hazardous Waste Control Law (La. R.S. 30:2171-2207); the Louisiana Inactive and Abandoned Hazardous Waste Site Law (La. R.S. 30:2221-2226); and the Liability for Hazardous Substance Remedial Action (La. R.S. 30:2271-2290); all as the same may be from time to time amended, and any other federal, state, county, municipal, local or other statute, code, law, ordinance, regulation, requirement or rule which may relate to or protect human health or the environment, including, without limitation, all regulations promulgated by a

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regulatory body pursuant to any such statute, code, law or ordinance, and all as previously and in the future to be amended.

“Hazardous Substances” means asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls, nuclear fuel or materials, mold, chemical waste, radioactive materials, explosives, known carcinogens, petroleum products including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline or synthetic gas, and any other waste, material, substance, pollutant or contaminant regulated pursuant to any applicable Environmental Laws or Regulations or which could pose a hazard to the health and safety of the owners, occupants or any persons in the vicinity of the Mortgaged Property.

“Accessibility Regulations” means any law ordinance or regulation relating to accessibility of a facility or property for disabled, handicapped and/or physically challenged persons, including, without limitation, the Americans With Disabilities Act of 1991, as amended.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

The Company makes the following representations and warranties:

2.1.                      Existence and Powers.  The Company is a limited liability company duly created and validly existing and in good standing under the laws of the State of Louisiana.  The Company has the power to own its property, to carry on its business and to execute and perform the Transaction Documents.  The Company has obtained all licenses and permits necessary to conduct its business in the manner presently conducted.

2.2.                      Ownership, Liens, Compliance with Laws.  The Company owns the Mortgaged Property free from all Liens and encumbrances except for the Permitted Liens.  All applicable zoning and environmental, land use, subdivision, building, fire, safety or health laws, ordinances and regulations affecting the Mortgaged Property permit the current use and occupancy thereof, and the Company has obtained all consents, permits and licenses required for such use.  The Company will comply with and satisfy all applicable formalities and provisions of the laws and regulations of the United States of America and the laws of the State of Iowa in order to perfect, establish and maintain this Mortgage, and any supplement or amendment hereto.

2.3.                      Authority, Consents.  The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action of the Company.  Except for consents and approvals previously obtained, no consent or approval of, or exemption by, any person or entity, governmental or private, is required to authorize the execution, delivery and performance of the Transaction Documents or the validity thereof.

2.4.                      Binding Agreement.  The Transaction Documents are the valid and legally binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally.

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        2.5.              No Conflict, Default.  The execution, delivery and performance by the Company of the Transaction Documents will not violate or cause default under or permit acceleration of any agreement to which the Company is a party or by which it or the Mortgaged Property is bound.  To the Company’s knowledge, it is not in default (beyond any applicable grace period) in the performance of any agreement, order, writ, injunction, decree or demand to which it is a party or by which it is bound.

2.6.                      Litigation.  There is no litigation, arbitration or other proceeding in process or to the Company’s knowledge pending or threatened against the Mortgaged Property or the Company which is reasonably likely to have a materially adverse effect on the ability of the Company to fulfill its obligations under the Transaction Documents or on the condition, financial or otherwise, of the Company’s business, properties or assets.

2.7.                      Use.  The Mortgaged Property is not homestead property nor is it agricultural property in agricultural use.

2.8.                      Utilities.  The Mortgaged Property is serviced by all necessary public utilities, and all such utilities are operational and have sufficient capacity.

2.9.                      Environmental.  To the Company’s knowledge:

(a)           There is not located on, in, about, or under the Mortgaged Property any Hazardous Substances except for Hazardous Substances of the type and in quantities ordinarily used, stored, or manufactured in connection with the ownership or operation of the Mortgaged Property as it is presently operated and such existing Hazardous Substances have been used, stored and manufactured in compliance with all Environmental Laws or Regulations and will not require any notification, investigation or remedial action pursuant to any Environmental Laws or Regulations.

(b)           The Mortgaged Property is not presently used, and has not in the past been used as a landfill, dump, disposal facility, gasoline station or for the storage, generation, production, manufacture, processing, treatment, disposal, handling, transportation, or deposit of any Hazardous Substances.

(c)           There has not in the past been, and no present threat now exists of, a spill, discharge, emission or release of a Hazardous Substance in, upon, under, over or from the Mortgaged Property or from any other property which would have an impact on the Mortgaged Property or require notification, investigation or remedial action pursuant to any Environmental Laws or Regulations.

(d)           There are no past or present investigations, administrative proceedings, litigation, regulatory hearings or other action completed, proposed, threatened or pending, alleging noncompliance with or violation of any Environmental Laws or Regulations respecting the Mortgaged Property, relating to Hazardous Materials on, in, about or under the Mortgaged Property, or relating to any required environmental permits covering the Mortgaged Property.

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(e)           The Company has disclosed to the Collateral Agent all reports and investigations commissioned by, or in the possession or control of, the Company and relating to Hazardous Substances and the Real Property and the Improvements.

(f)           There are not now, nor have there ever been, any above ground or underground storage tanks located in or under the Mortgaged Property.  There are no wells on or under the Mortgaged Property.

2.10.                      Mortgage Lien.  This Mortgage constitutes a valid mortgage and, upon proper recording hereof, will constitute a valid and perfected mortgage lien, and security interest in the Mortgaged Property (subject only to the Permitted Liens), and there are no defenses or offsets to the Company’s obligations pursuant to this Mortgage or the other Transaction Documents, including without limitation, the Company’s applicable obligations to pay and perform the Secured Obligations.

2.11.                      Tax Liens; Bankruptcy.  There are no federal, state or local tax claims or liens assessed or filed against the Company or the Mortgaged Property for taxes which are due and payable, unsatisfied of record or docketed in any court of the state in which the Real Property is located or in any other court located in the United States, and no petition in bankruptcy has ever been filed by the Company, or, to the Company’s knowledge, against the Company, and the Company has never made any assignment for the benefit of creditors or taken advantage of any insolvency act or any act for the benefit of debtors.

2.12.                      Damage; Eminent Domain Proceedings.  The Mortgaged Property has not been damaged or destroyed by fire or other casualty, and no condemnation or eminent domain proceedings have been commenced and none are pending with respect to the Mortgaged Property, and, to the Company’s knowledge, no such condemnation or eminent domain proceedings are about to be commenced or threatened.

ARTICLE 3
CASUALTY — CONDEMNATION

3.1.                      Damage or Destruction.  During the period the Secured Obligations remain outstanding, in the event that the Real Property, the Improvements, or the Fixtures shall be damaged or destroyed in whole or in part, by fire or other casualty covered by insurance, the Company shall give prompt written notice thereof to the Collateral Agent.  At such time as such damage, destruction or casualty shall occur, the Insurance Proceeds shall be treated as an Event of Loss and shall be payable to the Collateral Agent and shall be released, applied and/or distributed in accordance with Sections 4.13 and 10.4 of the Indenture.  Upon the occurrence of an Event of Default which has not been waived in writing by the Holders in accordance with Section 9.2 of the Indenture, the Collateral Agent shall have the right to apply such Insurance Proceeds in accordance with Section 6.10 of the Indenture.  The Collateral Agent shall have the right to participate in any insurance proceeding at the Company’s expense, including reasonable attorneys’ fees and disbursements.

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     3.2.           Condemnation.

(a)           During the period the Secured Obligations remain outstanding, in the event that the Mortgaged Property, or any part thereof, shall be taken in condemnation proceedings or by exercise of the right of eminent domain, or by conveyance in lieu of condemnation, or as a result of the exercise by any governmental authority of any right or option to purchase (hereinafter collectively called “Proceedings”), the Collateral Agent shall have the right to participate in any such Proceedings at the Company’s expense, including reasonable attorneys’ fees and disbursements, and any Eminent Domain Awards that may be made or any proceeds thereof shall be released, applied and/or distributed in accordance with the terms of the Indenture.  The parties agree to execute any and all further documents that may be required in order to facilitate collection of any Eminent Domain Award and the making of any such deposit.

(b)           During the period the Secured Obligations remain outstanding, if there occurs a Proceeding, any Eminent Domain Awards payable in connection therewith shall be considered an Asset Sale and shall be released, applied and/or distributed in accordance with Sections 4.13 and 10.4 of the Indenture.

(c)           Upon the occurrence of an Event of Default which has not been waived in writing by the Holders in accordance with Section 9.2 of the Indenture, the Collateral Agent shall have the right to apply such Eminent Domain Awards in accordance with Section 6.10 of the Indenture.

ARTICLE 4
LEASES AND RENTS

4.1.                      Space Leases, Rents and Cash Collateral.

(a)           As additional collateral security for payment of the Secured Obligations, and cumulative of any and all rights and remedies herein provided, the Company hereby bargains, sells, transfers, assigns and sets over to the Collateral Agent for the benefit of the Holders, any and all Space Leases and Rents and any and all cash collateral to be derived from the Mortgaged Property, or the use and occupation thereof, or under any contract or bond relating to the construction or reconstruction of the Mortgaged Property, including all Rents, royalties, revenues rights, deposits (including security deposits) and benefits accruing to the Company under all Space Leases, and the right to receive the same and apply them against the Secured Obligations or against the Company’s other obligations hereunder or the Company’s obligations under the Transaction Documents, together with all Space Leases, contracts, bonds, leases and other documents evidencing the same now or hereafter in effect and all right of the Company thereunder.  Nothing contained in the preceding sentence shall be construed to bind the Collateral Agent to the performance of any of the provisions of any such Space Lease, contract, bond, lease or other documents or otherwise impose any obligation upon the Collateral Agent, except that the Collateral Agent shall be accountable for any money actually received pursuant to such assignment to the extent of its disposition thereof in a manner inconsistent with this Mortgage or the Transaction Documents.  The Company shall deliver to the Collateral Agent upon the Collateral Agent’s request an executed counterpart of each such Space Lease, contract, bond or other documents.  The assignment of said Space Leases, Rents, income profits, proceeds and cash collateral, and any of the aforesaid rights with respect thereto and to the contracts, bonds, leases and other documents evidencing the same, is intended to be and is an absolute present assignment from the Company to the Collateral Agent and not merely the passing of a security interest.

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(b)           So long as there shall exist no Event of Default hereunder which has not been waived in writing by the Holders in accordance with the Indenture, the Company shall have the right and license to exercise all rights, options and privileges extended to the lessor under the terms of the Space Leases, including, without limitation, the right to collect all Rents.  The Company agrees to hold the same in trust and to use the same, first, in payment of the Secured Obligations, second, the Taxes and insurance premiums payable hereunder and all other charges on or against the Mortgaged Property and, third, to the expenses of the Company’s business in or on the Mortgaged Property.

(c)           In the event of any such Event of Default which has not been so waived, the right and license set forth in subparagraph (b) of this Section shall be automatically revoked, and, thereafter, the Collateral Agent shall have the right and authority to exercise any of the rights or remedies referred to or set forth herein.  In addition, upon such an Event of Default, the Company shall promptly pay to the Collateral Agent (i) all rent prepayments and security or other deposits paid to the Company pursuant to any Space Leases and (ii) all charges for services or facilities or for escalations which were paid pursuant to any Space Leases to the extent allocable to any period from and after such Event of Default and any such sums received by the Collateral Agent shall be applied by the Collateral Agent in accordance with Section 6.10 of the Indenture.

(d)           If the Company is not required to surrender possession of the Mortgaged Property hereunder in the event of any such Event of Default which has not been so waived, the Company will pay monthly in advance to the Collateral Agent, or to any receiver appointed to collect the same, the income, profits or proceeds received by the Company under any of the Space Leases.

(e)           The Company will, upon the Collateral Agent’s request, execute, acknowledge and deliver to the Collateral Agent, in form approved by the Collateral Agent, one or more general or specific assignments of the lessor’s interest under any Space Lease (which are consistent with the foregoing provisions).  The Company will, on demand, pay to the Collateral Agent, or reimburse the Collateral Agent for the payment of, all costs or expenses incurred in connection with the preparation or recording of any such assignment.

(f)           The Company will (i) perform or cause to be performed the lessor’s obligations under any Space Lease, (ii) enforce the performance by the lessee under its respective Space Lease of all of said lessee’s material obligations thereunder and (iii) give the Collateral Agent prompt notice and a copy of any notice of default, event of default, termination or cancellation sent or received by the Company.

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(g)           Except to the extent expressly permitted herein or under the other Transaction Documents, the Company will not, without the Collateral Agent’s written consent, (i) assign, mortgage, pledge or otherwise transfer, dispose of or encumber, whether by operation of law or otherwise, any Space Lease or the Rents or other income thereunder or therefrom, (ii) accept or permit the acceptance of a prepayment of any Rents for more than one month in advance of the due dates therefor, (iii) amend, modify or otherwise alter any Space Lease or (iv) cancel, terminate or accept a surrender of any Space Lease.
(h)           The Company will from time to time, promptly upon the Collateral Agent’s request, prepare and deliver to the Collateral Agent such information concerning the Space Leases as the Collateral Agent shall request.
(i)           This assignment of leases and rents is given to the fullest extent allowed by La. R.S. Sec. 9:4401 to secure the Secured Obligations up to the Maximum Amount.
ARTICLE 5
DEFAULTS AND REMEDIES

5.1.                      Events of Default.  Each of the following shall constitute an Event of Default hereunder:

(a)           the occurrence of an “Event of Default” as defined in Section 6.1 of the Indenture; or

(b)           the failure of the Company to observe and perform any covenant, condition or agreement on its part to be observed or performed in this Mortgage (other than an occurrence which may sooner constitute an “Event of Default” under the Indenture) including, without limitation, the covenants contained in Article I herein for a period of thirty (30) days after written notice specifying such failure and requesting that it be remedied, given to the Company by the Collateral Agent, unless the Collateral Agent agrees in writing to an extension of such time prior to its expiration.

5.2.                      Remedies.  Upon the occurrence of an Event of Default, all Secured Obligations, at the option of the Collateral Agent, shall be accelerated and become immediately due and payable upon notice to the Company.  The outstanding principal amount and the interest accrued thereon of the Secured Obligations shall be due and payable without presentment, demand or further notice of any kind, all of which are hereby expressly waived by the Company.  The Company will pay to the Collateral Agent the entire Secured Obligations or portions thereof, as applicable, and to the extent permitted by law, the premiums and penalties, if any, provided in this Mortgage and each other Transaction Document, as applicable, and such payment shall be applied in accordance with Section 6.10 of the Indenture.

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In the event of any Event of Default, whether or not an acceleration shall occur, the Collateral Agent shall have the right to proceed to protect and enforce its rights by one or more of the following remedies:

(a)           THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO BRING SUIT either for damages, specific performance of any agreement contained in any Transaction Document, or for the foreclosure of this Mortgage, or for the enforcement of any other appropriate legal or equitable remedy.

(b)           THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO OBTAIN A RECEIVER at any time after an Event of Default, whether or not an action for foreclosure has been commenced.  Any court having jurisdiction shall at the request of the Collateral Agent following an Event of Default appoint a receiver to take immediate possession of the Mortgaged Property and to rent or operate the same as he may deem best for the interest of all parties concerned, and such receiver shall be liable to account to the Company only for the net profits, after application of rents, issues and profits upon the costs and expenses of the receivership and upon the Secured Obligations.

The Collateral Agent shall have the right, at any time to advance money to the receiver to pay any part or all of the items which the receiver should otherwise pay if cash were available from the Mortgaged Property and sums so advanced, with interest (“Additional Interest’) at the per annum rate equal to the interest rate then borne by the Notes (the “Additional Interest Rate”), shall be secured hereby, or if advanced during the period of redemption shall be a part of the sum required to be paid to redeem from the sale.

(c)           THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO COLLECT THE RENTS from the Mortgaged Property and apply the same in the manner hereinbefore provided with respect to a receiver.  For that purpose, the Collateral Agent may enter and take possession of the Mortgaged Property and manage and operate the same and take any action which, in the Collateral Agent’s judgment, is necessary or proper to collect the Rents and to conserve the value of the Mortgaged Property.  The Collateral Agent may also take possession of, and for these purposes use, any and all of the Security Interests Property.  The expense (including any receiver’s fees, attorneys’ fees, costs and agent’s compensation) incurred pursuant to the powers herein contained shall be secured by this Mortgage.  The Collateral Agent shall not be liable to account to the Company for any action taken pursuant hereto other than to account for any Rents actually received by the Collateral Agent.  Enforcement hereof shall not cause the Collateral Agent to be deemed a Collateral Agent in possession unless the Collateral Agent elects in writing to be a Collateral Agent in possession.

(d)           THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO ENTER AND TAKE POSSESSION of the Mortgaged Property and manage and operate the same in conformity with all applicable laws and take any action which, in the Collateral Agent’s judgment, is necessary or proper to conserve the value of the Mortgaged Property.

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(e)           THE COLLATERAL AGENT SHALL HAVE ALL OF THE RIGHTS AND REMEDIES PROVIDED IN THE CODE, including Iowa Code Chapter 554, including the right to proceed under the Code provisions governing default as to any Security Interests Property separately from the real estate included within the Mortgaged Property, or to proceed as to all of the Mortgaged Property in accordance with its rights and remedies in respect of said real estate.  If the Collateral Agent should elect to proceed separately as to such Security Interests Property, the Company agrees to make such Security Interests Property available to the Collateral Agent at a place or places acceptable to the Collateral Agent, and if any notification of intended disposition of any of such Security Interests Property is required by law, such notification shall be deemed reasonably and properly given if given at least ten (10) days before such disposition in the manner hereinafter provided.

(f)           THE COLLATERAL AGENT SHALL HAVE THE RIGHT TO FILE PROOF OF CLAIM and other documents as may be necessary or advisable in order to have its claims allowed in any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceedings affecting the Company, its creditors or its property, for the entire amount due and payable by the Company under the Secured Obligations, this Mortgage and any other instrument securing the Secured Obligations, at the date of the institution of such proceedings, and for any additional amounts which may become due and payable by the Company after such date.

Each remedy herein specifically given shall be in addition to every other right now or hereafter given or existing at law or in equity, and each and every right may be exercised from time to time and as often and in such order as may be deemed expedient by the Collateral Agent and the exercise or the beginning of the exercise of one right shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right.  The Collateral Agent shall have all rights and remedies available under the law in effect now and/or at the time such rights and remedies are sought to be enforced, whether or not they are available under the law in effect on the date hereof.

5.3.                      Expenses of Exercising Rights, Powers and Remedies.  The expense (including any receiver’s fees, reasonable attorneys’ fees, appraisers’ fees, environmental engineers’ and/or consultants’ fees, costs incurred for documentary and expert evidence, stenographers’ charges, publication costs, costs (which may be estimated as to items to be expended after entry of the decree of foreclosure) of procuring all abstracts of title, continuations of abstracts of title, title searches and examinations, title insurance policies and commitments and extensions therefor, Torrens duplicate certificates of title, UCC and chattel lien searches, and similar data and assurances with respect to title as the Collateral Agent may deem necessary either to prosecute any foreclosure action or to evidence to bidders at any sale which may be had pursuant to any foreclosure decree the true condition of the title to or the value of the Mortgaged Property, and agent’s compensation) incurred by the Collateral Agent after the occurrence of any Event of Default under this Mortgage and/or in pursuing the rights, powers and remedies contained in this Mortgage shall be immediately due and payable by the Company, with interest thereon at the Additional Interest Rate, and shall be added to the indebtedness secured by this Mortgage.

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5.4.                      Restoration of Position.  In case the Collateral Agent shall have proceeded to enforce any right under this Mortgage by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then, and in every such case, the Company and the Collateral Agent shall be restored to their former positions and rights hereunder with respect to the Mortgaged Property subject to the lien hereof.

5.5.                      Marshalling.  The Company, for itself and on behalf of all persons, parties and entities which may claim under the Company, hereby waives all requirements of law relating to the marshalling of assets, if any, which would be applicable in connection with the enforcement by the Collateral Agent of its remedies for an Event of Default hereunder, absent this waiver.  The Collateral Agent shall not be required to sell or realize upon any portion of the Mortgaged Property before selling or realizing upon any other portion thereof.

5.6.                      Waivers.  No waiver of any provision hereof shall be implied from the conduct of the parties.  Any such waiver must be in writing and must be signed by the party against which such waiver is sought to be enforced.  The waiver or release of any breach of the provisions set forth herein to be kept and performed shall not be a waiver or release of any preceding or subsequent breach of the same or any other provision.  No receipt of partial payment after acceleration of any of the Secured Obligations shall waive the acceleration.  No payment by the Company or receipt by the Collateral Agent of a lesser amount than the full amount secured hereby shall be deemed to be other than on account of the sums due and payable hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and the Collateral Agent may accept any check or payment without prejudice to the Collateral Agent’s right to recover the balance of such sums or to pursue any other remedy provided in this Mortgage.  The consent by the Collateral Agent to any matter or event requiring such consent shall not constitute a waiver of the necessity for such consent to any subsequent matter or event.

5.7.                      The Collateral Agent’s Right to Cure Defaults.  If the Company shall fail to comply with any of the terms hereof with respect to the procuring of insurance, the payment of taxes, assessments and other charges, the keeping of the Mortgaged Property in repair, the payment and satisfaction of Liens and encumbrances against the Mortgaged Property, the payment of any other sum or deposit required under this Mortgage, or any other term herein contained, the Collateral Agent may make advances or take other actions to perform the same without releasing the Company from any Secured Obligations and may enter upon the Mortgaged Property for any such purpose and take all such action thereon as the Collateral Agent or any of its duly appointed agents may deem necessary or appropriate therefor.  The Company agrees to repay upon demand all sums so advanced and all sums expended by the Collateral Agent in connection with such performance, including without limitation attorneys’ fees, with Additional Interest at the Additional Interest Rate from the dates such advances are made, and all sums so advanced and/or expenses incurred, with Additional Interest at the Additional Interest Rate, shall be secured hereby as Secured Obligations, but no such advance and/or incurring of expense by the Collateral Agent, shall be deemed to relieve the Company from any default hereunder, or to release the Company from any Secured Obligations.  The Collateral Agent shall not be bound to inquire into the validity of any Imposition or Lien which the Company fails to pay as and when required by this Mortgage and which the Company does not contest in strict accordance with the terms of this Mortgage.

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5.8.                      Suits and Proceedings.  The Collateral Agent shall have the power and authority, upon prior notice to the Company to institute and maintain any suits and proceedings as the Collateral Agent may deem advisable to (i) prevent any impairment of the Mortgaged Property by any acts which may be unlawful or any violation of this Mortgage, (ii) preserve or protect its interest in the Mortgaged Property, or (iii) restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if, in the sole opinion of the Collateral Agent, the enforcement of or compliance with such enactment, rule or order might impair the security hereunder or be prejudicial to the Collateral Agent’s interest.

5.9.                      Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.  Mortgagor agrees to the full extent permitted by law that if an Event of Default occurs and is continuing, neither Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption laws now or hereafter in force.  Mortgagor hereby waives the benefit of appraisement as provided in Louisiana Code of Civil Procedure Articles 2332, 2336, 2723 and 2724 and all other laws conferring the same, the demand and three (3) days delay accorded by Louisiana Code of Civil Procedure Articles 2293 and 2721, the three (3) days delay Louisiana Code of Civil provided by Procedure Article 2721, the notice of seizure required by Louisiana Code of Civil Procedure Articles 2331 and 2722, and the benefits of the other provisions of Louisiana Code of Civil Procedure Article 2331, 2722 and 2723 not specifically mentioned above, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Mortgagor for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshaled upon any foreclosure of the lien hereof and agrees that Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety.  Additionally, Mortgagor does hereby authorize Mortgagee to cause all or singular of the Mortgaged Property to be sold, with or without appraisement, in the sole discretion of Mortgagee, in a single sale or in several sales with the sale or sales conducted in a single location irrespective of the location(s) of the Mortgaged Property in more than one parish.

5.10.                      Confession of Judgment.  Solely for purposes of executory process under Louisiana law, Mortgagor does hereby acknowledge the Secured Obligations and CONFESS JUDGMENT in favor of Mortgagee for the full amount of the Secured Obligations.

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5.11.                      Keeper.  In the event the Mortgaged Property, or any part thereof, is seized as an incident to an action for the recognition or enforcement of this Mortgage byexecutory process, ordinary process, sequestration writ of fieri facias or otherwise, Mortgagor and Mortgagee agree that the court issuing any such order shall if petitioned for by Mortgagee, direct the applicable sheriff to appoint as a keeper of the Mortgaged Property, Mortgagee or any agent designated by Mortgagee or any person named by Mortgagee at the time such seizure is effected.  This designation is pursuant to Louisiana revised Statues 9:5136 through 5140.2, inclusive, as the same may be amended, and Mortgagee shall be entitled to all the rights and benefits afforded thereunder.  It is hereby agreed that the keeper shall be entitled to receive as compensation, in excess of its reasonable costs and expenses incurred in the administration or preservation of the Mortgaged Property, an amount equal to $250.00 per day, which shall be payable monthly on the first day of each month and shall be included as Obligations secured by this Mortgage.  The designation of keeper made herein shall not be deemed to require Mortgagee to provoke the appointment of such a keeper.

5.12.                      Authentic Evidence.  Any and all declarations of fact made by authentic act before a notary public in the presence of two (2) witnesses by a person declaring that such facts lie within his knowledge, shall constitute authentic evidence of such facts for the purpose of executory process and also for purposes of La. R.S. 9:3509-1, La. R.S. 9:3504(D)(6) and La. R.S. 10:9-629, where applicable.  Mortgagor specifically agrees that such an affidavit by a representative of Mortgagee as to the existence, amount, terms and maturity of the Obligations secured hereunder and of a Default or an Event of Default hereunder shall constitute authentic evidence of such fact for the purpose of executory process.

5.13.                      Reinscription of Mortgage.  Mortgagor shall reinscribe this Mortgage prior to the date on which the Lien of this Mortgage may prescribe by any applicable prescriptive period.

During the term of this Mortgage, Mortgagor shall cause this Mortgage to be reinscribed in the manner provided by law in the records of the Recorders of Mortgages for the Parishes St. Landry and West Baton Rouge at least forty-five (45) days prior to the tenth (10th) anniversary of the date of this Mortgage and within the reinscription or continuation period provided in La. R.S. 9:4401 and Louisiana Civil Code Article 3328, as the same may be amended from time to time.

The parties to this Mortgage hereby waive the production of mortgage, conveyance, tax, assignment of accounts receivable and other certificates and relieve and release the notary before whom this Mortgage was passed from all responsibilities and liabilities in connection therewith.

ARTICLE 6
MISCELLANEOUS

6.1.                      Binding Effect; Survival; Number; Gender.  This Mortgage shall be binding on and inure to the benefit of the parties hereto, their successors and assigns.  All representations and warranties contained herein or otherwise heretofore made by the Company to the Collateral Agent shall survive the execution, delivery and foreclosure hereof.  The singular of all terms used herein shall include the plural, the plural shall include the singular, and the use of any gender herein shall include all other genders, where the context so requires or permits.

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        6.2.              Severability.  The unenforceability or invalidity of any provision of this Mortgage as to any persons or circumstances shall not render that provision unenforceable or invalid as to any other persons or circumstances and shall not affect the enforceability of the remaining provisions hereof.

6.3.                      Notices.  All notices and demands required or permitted to be given to or made upon any party hereto under any Transaction Document shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested or by a nationally recognized courier, or by telecopier, and shall be deemed to be given for purposes of this Mortgage on the day that such writing is delivered or sent to the intended recipient thereof in accordance with the provisions of this Section.  Notices shall be given to or made upon the respective parties hereto at their respective addresses set forth below:

If to the Company:

Peninsula Gaming, LLC
Peninsula Gaming Corp.
600 Star Brewery Drive, Suite 110
Dubuque, IA 52001
Attention:  Natalie Schramm
Fax:  (563) 690-1394

With a copy to:

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention:  Nazim Zilkha, Esq.
Fax:  (212) 354-8113

If to the Collateral Agent:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota  55107
Attention:  Corporate Trust Department

Either party may change the address for notices by a notice given not less than five (5) business days prior to the effective date of the change.

6.4.                      Survival of Warranties, Etc.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Mortgage.

6.5.                      Applicable Law.  THIS MORTGAGE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, PROVIDED, HOWEVER, THAT THE PROVISIONS FOR THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED HEREUNDER WITH RESPECT TO THE MORTGAGED PROPERTY SHALL BE GOVERNED BY LOUISIANA LAW TO THE EXTENT NECESSARY FOR THE VALIDITY AND ENFORCEMENT THEREOF.

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6.6.                      Additional Applicable Laws and Regulations.  Mortgagor and Mortgagee acknowledge that, to the extent required under applicable laws, the consummation of the transactions contemplated hereby and the exercise of remedies hereunder may be subject to the Louisiana horse racing and off-track betting statutes, La. R.S. 4:141 et seq. and 4:211 et seq., the Video Draw Poker Devices Control Law, La. R.S. 27:301 et seq., the Louisiana Pari-Mutuel Live Racing Facility Economic Redevelopment and Gaming Control Act (Slots at the Track), La. R.S. 27:351 et seq., the Louisiana Gaming Control Law, La. R.S. 27:1 et seq. and the regulations promulgated pursuant to such laws and statutes, all as amended from time to time.  Mortgagor and Mortgagee further acknowledge that the Gaming Licenses held by Mortgagor in connection with operations conducted by Mortgagor at the Mortgaged Property are not part of the collateral of this Mortgage and that, under the above described legislation and rules promulgated thereunder, Mortgagee may be precluded from or otherwise limited in taking possession of or selling the collateral of this Mortgage under the Defaults and Remedies provisions of this Mortgage.  Nothing in this Mortgage, however, prevents Mortgagee or any other party who may take possession or control of the Mortgaged Property pursuant to such Defaults and Remedies provisions from using the Mortgaged Property for purposes that are unrelated to pari-mutuel wagering or gaming activities and that would not require approval or licensing by such Governmental Authorities.  Mortgagor and Mortgagee also acknowledge that due to various legal restrictions, including, without limitation, licensing of operators of pari-mutuel wagering facilities and prior approval of the sale or disposition of assets of a licensed pari-mutuel wagering operation, the sale of collateral may be denied by racing authorities or gaming authorities or delayed pending gaming authority action or approval.

6.7.                      Waiver of Jury Trial.  EACH OF THE COMPANY AND THE COLLATERAL AGENT, BY ITS ACCEPTANCE OF THIS MORTGAGE, IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE AND ANY OF THE OTHER SECURITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

6.8.                      Effect.  This Mortgage is in addition to and not in substitution for any other guaranties, covenants, obligations or other rights now or hereafter held by the Collateral Agent from any other person or entity in connection with the Secured Obligations.

6.9.                      Assignability.  The Collateral Agent shall have the right to assign this Mortgage, in whole or in part or sell participation interests herein, to any person obtaining an interest in the Secured Obligations.

6.10.                      Headings.  Headings of the Sections of this Mortgage are inserted for convenience only and shall not be deemed to constitute a part hereof.

6.11.                      Defined Terms.  All capitalized terms used in this Mortgage and not defined herein shall have the meanings ascribed to them in the Indenture.

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        6.12.              Discharge of Lien.  In accordance with Section 10.4 of the Indenture and upon the observance and performance of each and every covenant and condition set forth herein and in the Indenture and the Notes, then and in that case all property, rights and interest hereby conveyed or assigned or pledged shall revert to the Company, and the estate, right, title and interest of the Collateral Agent therein shall thereupon cease, terminate and become void; and this Mortgage, and the covenants of the Company contained herein, shall be discharged and the Collateral Agent in such case on demand of the Company and at the Company’s cost and expense, shall execute and deliver to the Company a proper instrument or proper instruments acknowledging the satisfaction and termination of this Mortgage, and shall convey, assign and transfer or cause to be conveyed, assigned or transferred, and shall deliver or cause to be delivered, to the Mortgagor, all property, including money, then held by the Collateral Agent hereunder.

6.13.                      Conflicts with Security Agreement.  In the event of a conflict between the provisions of the Security Agreement and the provisions of this Mortgage, the Mortgage shall govern in all matters relating to the validity and enforceability of the Lien created hereby on the Real Property, the Improvements, the Fixtures, and the Rents and (except as expressly set forth to the contrary herein or in the Security Agreement), the Security Agreement shall govern in all other respects.

6.14.                      Mortgage Absolute.  The obligations of the Company under this Mortgage are independent of the obligations of Company under the other Transaction Documents, and a separate action or actions may be brought and prosecuted against Company to enforce this Mortgage, irrespective of whether any action is brought against Company under such other Transaction Documents.  All rights of Collateral Agent and the mortgage, assignment and security interest hereunder, and all obligations of Company hereunder, shall be absolute and unconditional, irrespective of:

(a)           any lack of validity or enforceability of any other Transaction Document or any other agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company under the other Transaction Documents or any other amendment or waiver of or any consent to any departure from the other Transaction Documents, including, without limitation, any increase in such obligations resulting from the extension of additional credit to the Company or otherwise;

(c)           any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any other of the obligations of the Company under the other Transaction Documents;

(d)           any manner of application of collateral, or proceeds thereof, to all or any of the obligations of the Company under the other Transaction Documents, or any manner of sale or other disposition of any collateral for all or any of such obligations or any other assets of the Company;

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(e)           any change, restructuring or termination of the corporate restructure or existence of the Company; or

(f)           any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a third party of a security interest or mortgage.

6.15.                      Interaction with Indenture.  All terms, covenants, conditions, provisions and requirements of the Indenture are incorporated by reference in this Mortgage.  Notwithstanding any other provision of this Mortgage, the terms and provisions of this Mortgage shall be subject and subordinate to the terms of the Indenture.  To the extent that the Indenture provides the Company with a particular cure or notice period, or establishes any limitations or conditions on the Collateral Agent’s actions with regard to a particular set of facts, the Company shall be entitled to the same cure periods and notice periods, and Collateral Agent shall be subject to the same limitations and conditions, under this Mortgage, as under the Indenture, in place of the cure periods, notice periods, limitations and conditions provided for under this Mortgage; provided, however, that such cure periods, notice periods, limitations and conditions shall not be cumulative as between the Indenture and this Mortgage.  In the event of any conflict or inconsistency between the provisions of this Mortgage and those of the Indenture, including, without limitation, any conflicts or inconsistencies in any definitions herein or therein, the provisions or definitions of the Indenture shall govern.

6.16.                      Excluded Assets.  Notwithstanding anything to the contrary contained herein, if a portion of the Mortgaged Property becomes an Excluded Asset after the Issue Date, the Collateral Agent shall, simultaneous with the granting of the applicable Permitted Lien, without the payment of any partial release for, or any other prepayment with respect to, the Notes, release the Lien in favor of the Collateral Agent in such Excluded Asset in accordance with the provisions of Section 10.4 of the Indenture.  Once any Excluded Asset is released, such Excluded Asset shall be expressly excluded from and shall no longer be deemed Mortgaged Property under this Mortgage and shall not be subject to any of the representations, covenants or obligations under this Mortgage.

6.17.                      Indemnity.  The Company hereby agrees to indemnify, defend and hold the Collateral Agent (and its directors, officers, agents and employees) and each Holder harmless from and against any and all loss, liability, damage, claim, judgment or expense (including reasonable attorneys’ fees and expenses, bond expenses, printing and automated document preparation and retention expenses and other ordinary litigation expenses) incurred by it (or such director, officer, agent or employee) in connection with the acceptance or administration of the Collateral Agent’s duties under this Mortgage, any action or proceeding to foreclose this Mortgage or in or to which the Collateral Agent or any Holder may be made a party due to the existence of this Mortgage or the other Transaction Documents or to which action or proceeding the Collateral Agent or any Holder may become a party for the purpose of protecting the lien of this Mortgage.  All sums paid by the Collateral Agent or any Holder to prosecute or defend the rights herein set forth shall be deemed a part of the Secured Obligations and shall be paid by the Company to the Collateral Agent or such Holder within ten (10) days after written demand, and if not paid within that period, shall accrue interest from and including the date of disbursement or advance by the Collateral Agent or such Holder to and including the date of payment by the Company at the Additional Interest Rate.

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6.18.                      Multiple Parish Recordation.  This Mortgage has been executed simultaneously in a number of multiple originals.  Pursuant to Louisiana Civil Code Article 3323, to facilitate recordation of this Mortgage, an original which is filed with the recorder of mortgages in a particular Louisiana parish may contain only the portions of Exhibit B which describe properties and interests situated in that parish, and the other portions of Exhibit B which describe properties and interests situated in other parishes may be omitted from that filed original.  A multiple original of this Mortgage containing all of Exhibit B has been retained by Mortgagee.  All such multiple originals shall together constitute but one and the same instrument.

6.19.                      Louisiana Terms.  As used in this Mortgage: the terms “real property” and “real estate” shall be deemed to include immovable property; the term “fee estate” shall include full ownership; the term “personal property” shall be deemed to include movable property; the term “tangible property” shall be deemed to include corporeal property; the term “intangible property” shall be deemed to include incorporeal property; the term “easements” shall be deemed to include servitudes; the term “buildings” shall be deemed to include other constructions; the phrase “covenant running with the land” and other words of similar import shall be deemed to include a real right or a recorded lease of immovable property; the term “county” shall be deemed to mean parish; the term “joint and several liability” shall be deemed to include in solido liability; the terms “deed in lieu of foreclosure”, “conveyance in lieu of foreclosure” and words of similar import shall include a dation en paiement; references to the Uniform Commercial Code shall include the Louisiana Commercial Laws, La. R.S. 10:Sec.Sec. 1-101 et seq.; and references to a “receiver” or words of similar import shall include a keeper appointed pursuant to La. R.S. 9:Sec.Sec. 5136 et seq.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company has executed this Mortgage as of the date first written above.

IMPORTANT: READ BEFORE SIGNING.  THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.  THIS NOTICE APPLIES TO ALL AGREEMENTS ENTERED INTO TO WHICH THE COMPANY AND THE COLLATERAL AGENT ARE PARTIES.

           THUS DONE AND PASSED, on the day, month and year first written above, in the presence of the undersigned Notary and the undersigned competent witnesses, who hereunto sign their names with Mortgagor after reading of the whole.

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WITNESSES:

/s/Dustin Manternach
Printed Name: Dustin Manternach

/s/Kim McDermott
Printed Name: Kim McDermott

MORTGAGOR

THE OLD EVANGELINE DOWNS, L.L.C.

By:/s/Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer

/s/Karen M. Beetem
NOTARY PUBLIC
Printed Name: Karen M. Beetem Notary/Bar Roll No. 130029
My Commission Expires: 10/20/10
[Seal]

EXHIBIT A

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EXHIBIT B

Legal Description

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